May 15 , 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington  DC  20549


Re:  VGTel, Inc.
      -  Form  SB-2  Registration  Statement

Dear Sirs:

     As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement - dated May 22, 2006 of the following:

     1. Our report to the Board of Directors of VGTel, Inc. (Formerly Tribeka Tek, Inc.) Dated May 3, 2006 as of March 31, 2006, December 31, 2005 and 2004 and the related statements of operations, stockholders' equity and cash flows for the three months ended March 31, 2006 and for the years ended December 31, 2005 and 2004.

     2. In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.


Yours truly,


 /s/ N. Blumenfrucht CPA PC